Exhibit 99.1

Excerpts from the Preliminary Offering Memorandum dated March 2, 2016
Competitive Strengths
We believe the following business strengths differentiate us from our competitors and position us for success within our markets:

•
Leading Market Position within the Video Game Segment. We are the world’s largest multichannel video game retailer, which includes sales of new hardware, physical and digital software and high-margin, pre-owned video game products. We have strong, long-standing relationships with video game publishers and console developers which we believe, when combined with our extensive distribution and demand allocation capabilities, leads to higher allocation levels for new hardware and software releases compared to our competitors. In addition, our differentiated customer service driven by well-trained, engaged sales associates who are also gaming enthusiasts, leads to increased conversion rates at our stores. Our proprietary loyalty programs, comprised of approximately 45 million members worldwide, are an integral part of our multichannel retail strategy designed to further enhance our relationships with customers and drive traffic to both stores and our websites. Beyond sales of new video game products, we believe our buy-sell-trade expertise, inventory management and trade-in convenience are significant competitive advantages that we plan to leverage as we continue to grow our business.

•
Significant Opportunity within the Technology Brands Segment. The Technology Brands business represents a large and growing market with significant growth potential through new store openings and accretive acquisitions. According to CTIA-The Wireless Association and Apple public statements and filings, the wireless and Apple ecosystems have an estimated market size of approximately $196 billion and at least $50 billion, respectively. We entered the Technology Brands segment in the fourth quarter of fiscal 2013 and have grown segment sales to $469.2 million during the 52 weeks ended October 31, 2015. By leveraging our core competencies around real estate development, knowledge of the buy-sell-trade model, talent management, customer retention/loyalty programs and ability to deploy capital on high-return, accretive acquisitions, we believe we can further grow this segment as a percentage of revenues over the next three to five years. This represents incremental, profitable growth and brings further diversification to our business.

•
Global Platform with Best-in-Class Systems and Distribution Capabilities. We have a unique replenishment and distribution network which, we believe, enables a first-to-market competitive advantage. We have a proprietary inventory management system and point of sale technology that is capable of managing store-by-store merchandise assortment, automatically generating replenishment shipments to stores and actively managing prices and product availability of pre-owned video game products across the store base. Our ability to react quickly to consumer purchasing trends has resulted in a target mix of inventory, reduced shipping and handling costs for overstocks and reduced our need to discount products. We have state-of-the-art distribution centers with conveyor systems and flow-through racks that allow us to effectively control costs, improve fulfillment speed and minimize inventory levels. As more emphasis is placed on DLC, we believe our proprietary digital distribution technology, which leverages both our retail store base and websites, will enable us to maintain relevance with the customer.

•
Strong Cash Flow Generation. Our company has a strong track record of generating significant free cash flow. We have a proven and resilient business model that has performed well through various economic cycles, as evidenced during the 2007 through 2009 recession during which we were able to generate $300-$500 million of annual free cash flow (after capital expenditures). This consistent performance has allowed us to maintain a balanced approach to capital allocation, including reinvesting in our business, retiring all of our long-term debt, pursuing accretive acquisitions and returning excess capital to stockholders. In fiscal 2014, we generated $320.9 million of free cash flow and, over the last three fiscal years, we generated approximately $1.4 billion of cumulative free cash flow. We believe we are able to generate strong free cash flow due to our low capital expenditure requirements, our favorable working capital dynamics and our established business model.

•
Experienced and Proven Management Team. Our senior management team has extensive experience within the video game industry with an average of over ten years of relevant experience. Our senior management team members leading the Technology Brands segment have an average of over ten years of experience including co-founding the businesses. Our management team has successfully completed over 35 acquisitions in the last five years and remains committed to maintaining a disciplined and balanced allocation of capital and use of cash.

Business and Growth Strategy
Our vision is to continue to expand our business as a global family of specialty retail brands that makes the most popular technologies affordable and simple. Our mission is to continue to be the world’s largest multichannel retailer of new and pre-owned and value video game products and to strategically expand our Spring Mobile and Simply Mac businesses to diversify our revenue streams. Additionally, following on the success of extending our core competencies into our mobile business, we continue to seek other opportunities to extend these competencies to other businesses and retail categories to continue to grow our company. We have a broad-based executive management team with substantial experience in the retail sector in merchandising, marketing, supply chain management, store operations and real estate. Our strategy is to leverage our management team and core competencies to identify other retail concepts that we can acquire and rapidly expand. We believe our core competencies include the following:

•	Real estate knowledge, including extensive relationships with landlords, portfolio management, negotiating skills and risk mitigation;

•
Human resource management, including hiring, training, systems and processes, particularly in multi-unit management of small, limited staffing, specialty retail stores with expert staff in assisted-selling;

•	Knowledge of buy-sell-trade programs, including pricing algorithms, inventory balancing, refurbishment capabilities and secondhand dealer laws;

•	Customer retention programs, including using our loyalty programs to drive consumer awareness of new retail concepts and promote new products; and

•
The ability to deploy capital in ways that diversify the underlying business, manage financial risk and increase shareholder value, including finding acquisitions that have a high return on invested capital and are accretive to earnings.

Our competencies in real estate and human resource management stem from our experience in rapid growth retail environments with a history of opening 300-400 stores annually.
We have anchored our strategy and growth plans upon the following pillars:

•
Maximize Brick and Mortar Stores. Maximizing our brick and mortar stores includes capturing and retaining the leading market share of the new console cycle, utilizing our stores to grow digital sales and applying our retail expertise to our Technology Brands businesses. Our ability to execute this pillar of our strategic growth plan is dependent in part upon the following:

•
Consistently Achieving High New Release Market Share. We focus marketing efforts and store associates on driving the sale of new release video game products, both physical and digital. We employ a variety of rapid-response distribution methods in our efforts to be the first-to-market and consistently in-stock for new physical and digital video game products. This highly efficient distribution network is essential, as a significant portion of a new title’s sales will be generated in the first few days and weeks following its release. As the world’s largest retailer of video game products with a proven capability to distribute new releases to our customers quickly and capture market share immediately following new product launches, we believe we regularly receive larger allocations of popular new video game products. On a daily basis, we actively monitor sales trends, customer reservations and store manager feedback to ensure a high in-stock position for each store. To assist our customers in obtaining immediate access to new releases, we offer our customers the opportunity to pre-order products in our stores or through our websites prior to their release.

•
Enhancing our Image as a Destination Location. Our video game stores serve as destination locations for game players, mobile electronics consumers and gift givers due to our broad selection of products, compelling loyalty program offers, game-oriented environment, trade-in programs and unique pricing proposition. We offer all major video game platforms, provide a broad assortment of new and pre-owned video game products and offer a larger and more current selection of merchandise than other retailers. In our video game stores, we provide a high level of customer service by hiring game enthusiasts and providing them with ongoing sales training, including training in the latest technical and functional elements of our products and services, making them the most knowledgeable associates in the video game retail market. Our video game stores are equipped with several video game sampling areas, which provide our customers with the opportunity to view upcoming game trailers and play games before purchase.

•
Targeting a Broad Audience of Game Players. We have created store environments targeting a broad audience, including the video game enthusiast, the casual gamer and the seasonal gift giver. Our video game stores focus on the video game enthusiast who demands the latest merchandise featuring the “hottest” technology immediately on the day of release and the value-oriented customer who wants a wide selection of value-priced pre-owned video game products. Our buy-sell-trade program offers consumers the opportunity to trade-in pre-owned video game products in exchange for store credits applicable to future purchases, which, in turn, drives more sales.

•
Expanding our Technology Brands Businesses. We have entered into a strategic partnership with AT&T and are selling AT&T products and services in our Spring Mobile managed AT&T and Cricket Wireless branded stores and in some of our Simply Mac and U.S. GameStop stores. We acquired Spring Mobile in November 2013. Spring Mobile has grown from approximately 90 stores at the end of 2012 to 687 stores at October 31, 2015, through a program with two primary focuses. The first of these is opening what we refer to as “whitespace” stores, or new stores in retail locations identified by either AT&T or Spring Mobile management and agreed to by both parties. AT&T supports the opening of new whitespace stores by its resellers in an effort to increase the size of its retail distribution channel. The second focus is on acquiring additional AT&T resellers. Both of these represent opportunities for strong growth in the near term for Spring Mobile and we are in the process of evaluating both types of opportunities, some of which could be material.

AT&T acquired Leap Wireless in 2014, including the Cricket Wireless brand, to compete in the pre-paid wireless market. The pre-paid sector of the wireless market is experiencing higher growth than the traditional post-paid market. Pre-paid customers are generally interested in paying for wireless service on a month-to-month basis without a longer-term contract. We began opening pre-paid wireless stores in a few markets in November 2013 and have expanded to over 71 Cricket Wireless stores operated by Spring Mobile as of October 31, 2015 and expect to continue to expand our prepaid stores with AT&T.
Simply Mac has grown from 8 stores in the fall of 2012, when we acquired 49.9% of the company, to 76 stores as of October 31, 2015. We completed the acquisition of the remaining ownership in Simply Mac in November 2013. Simply Mac’s primary focus for store expansions is in U.S. markets which generally do not have the size and demographics to make them attractive for an Apple-owned store. We intend to continue to open new Simply Mac stores in fiscal 2016 and the coming years.
In connection with the continued expansion of our Technology Brands business, Spring Mobile and Simply Mac completed acquisitions of several additional AT&T resellers and authorized Apple retailers, respectively, in fiscal 2015. During the first three quarters of fiscal 2015, we added 326 Spring Mobile stores and 16 Simply Mac stores. We continue to seek out opportunities to extend core competencies to other products and retail categories in order to continue to grow and to help mitigate the financial impact from the cyclical nature of the video game console cycle and regularly evaluate potential acquisition opportunities, some of which would be material.

•
Successfully Executing our Store Opening/Closing Strategy. We have an analysis-driven approach to store opening and closing decisions. We intend to continue to open a limited number of new Video Game Brands stores in targeted markets where we can take market share from uncontested competitors, as well as in markets in which we already operate where we have realized returns on invested capital that have exceeded our internal targets. We analyze each market relative to target population and other demographic indices, real estate availability, competitive factors and past operating history, if available. On average, our new stores opened in the past three fiscal years have had a return of original investment of less than two years. We are aggressive in the analysis of our existing store base to determine optimal levels of profitability and close stores where profitability goals are not being met or where we can attempt to transfer sales to other nearby existing stores and increase overall profits. We utilize our PowerUp Rewards loyalty program information to determine areas that are currently underserved and also utilize our database to ensure a high customer transfer rate from closing locations to existing locations. We opened 49 new Video Game Brands stores and closed 300 Video Game Brands stores in fiscal 2014, reducing our Video Game Brands store count by 3.9%, in excess of stated targets as we exited Spain and sold or closed 108 stores. We opened 109 new Video Game Brands stores and closed 254 Video Game Brands stores during fiscal 2013, reducing our Video Game Brands store count by 2.2%, in line with stated targets. We opened 53 new Video Game Brands stores and closed 137 Video Game Brands stores in the 39 weeks ended October 31, 2015 and we plan to open approximately 90 new Video Game Brands stores and close approximately 200 Video Game Brands stores worldwide in fiscal 2016.

•
Expand our Pre-Owned Business. We believe we are the largest retailer of pre-owned video game products in the world and carry the broadest selection of pre-owned and value video game products for both current and previous generation platforms, giving us a unique advantage in the video game retail industry. The opportunity to trade-in and purchase pre-owned and value video game products offers our customers a unique value proposition generally unavailable at most mass merchants, toy stores and consumer electronics retailers. We obtain most of our pre-owned video game products from trade-ins made in our stores by our customers. We also obtain value-priced, or close-out, video game products at favorable prices from publishers, other retailers or distributors and can sell those products to value-conscious consumers in our stores. Pre-owned and value video game products generate significantly higher gross margins than new video game products.

Our primary objectives in our pre-owned and value business are to continue to expand our product assortment to drive sales and gross profit growth and to gain market share in the value channel. Our strategy consists of increasing consumer awareness of the benefits of trading in and buying pre-owned video game products and value-priced video game products at our stores through increased marketing activities and the use of both broad and targeted marketing to our loyalty program members. The supply of value-priced video game products and trade-ins of video game products, and the demand for resale of these products, is affected by overall demand for video game products and the introduction of new software and hardware by our suppliers. We expect the continued adoption of next-generation consoles and software to drive close-out availability and trade-ins of older video game products, thereby expanding our supply of pre-owned and value video game products.

•
Own the Customer. Sustaining and growing our existing customer base is dependent upon our ability to increase GameStop brand awareness, to drive membership in our loyalty programs, to engage with customers through social media and our mobile apps, and to expand our market leadership position by offering a variety of new and pre-owned video game products and continuing to enhance our mobile and digital product and service offerings.

Substantially all of GameStop’s U.S. and European video game stores are operated under the GameStop name, with the exception of the Micromania stores in France. Our Canadian and Australian video game stores operate under the EB Games name. We operate loyalty programs in each of the countries in which we operate our Video Game Brands stores. The Micromania stores introduced a loyalty program in the 1990s. Using this program as a model, we introduced our U.S. loyalty program called PowerUp Rewards in 2010. We introduced other loyalty programs in our video game stores in remaining countries between 2011 and 2014. Building our brands has enabled us to leverage the increased awareness to capture advertising and marketing efficiencies. Our loyalty programs generally offer our customers the ability to sign up for a free or paid membership which gives our customers access to exclusive video game related rewards. The programs’ paid memberships may also include a subscription to Game Informer magazine, additional discounts on pre-owned merchandise in our stores and additional credit on trade-ins of pre-owned products. As of October 31, 2015, we had over 32 million members in our U.S. PowerUp Rewards program, approximately 6 million of which were paid members. In total, our loyalty programs around the world had approximately 45 million members. Our branding strategy is further supported by our websites which allow our customers to buy games online, reserve or pick up merchandise in our stores, order in-store for home delivery and to learn about the latest video game products and their availability in our stores. We also attract customers with newly developed and published online games through our program, in which we offer independent mobile game developers resources to finish and publish their games through Kongregate’s distribution platform. Once published, we work to get the games into the hands of game journalists, promotion on various app stores, and host them within Kongregate and GameStop’s mobile network. Together, our loyalty programs, websites, mobile applications, magazine and other properties are a part of our multichannel retail strategy designed to enhance our relationships with our customers, make it easier for our customers to transact with us and increase brand loyalty. In fiscal 2016, we plan to grow our non-physical gaming sales with the growth of www.thinkgeek.com, ThinkGeek stores, and collectibles store concepts in International markets. We will also promote our loyalty programs and increase brand awareness over a broader demographic area in order to promote our unique buying experience in-store for new and pre-owned hardware and software, trade-ins of pre-owned video game and mobile consumer electronics products and to leverage our websites.

•
Expand our Digital Growth Strategy. We expect that future growth in the electronic game industry will be driven, in part, by the sale of video games delivered in digital form and the expansion of other forms of gaming. The proliferation of online game play through Microsoft Xbox Live, the PlayStation Network and PC gaming websites has led to consumer demand for subscription, time and points cards (“digital currency”) as well as DLC, for existing console video games. To respond to this demand, we currently sell various types of products that relate to the digital category, including Xbox Live, PlayStation Plus and Nintendo network points cards, as well as prepaid digital and online timecards and DLC. We believe we are the only significant brick-and-mortar retail seller of DLC and that we are frequently the leading seller of DLC for most major game titles.

Additionally, we operate Kongregate, which is a leading platform for web and mobile gaming that has attracted 4.9 billion web gameplays and over 2.0 billion mobile gameplays since its launch. Kongregate is also a publisher of mobile games and has several titles available in both the Apple and Google app stores, which have received approximately 65 million mobile installs. While all Kongregate games are free to play, the website features a proprietary virtual currency called “Kreds” that can be used to unlock upgrades and features, and mobile games may also include items available for purchase. We intend to continue investing in the expansion of Kongregate’s mobile game publishing platform through the development of new games designed to appeal to core gamers across the Kongregate and GameStop networks.
We will continue to make strategic investments in multichannel, digital delivery systems, mobile applications and in-store and website functionality to enable our customers to access digital content and eliminate friction in the digital sales and delivery process. We also plan to continue to grow our digital sales base through our in-store offerings as well as through our online and mobile gaming platforms.

•
Disciplined Capital Allocation. Our objective is to maintain a balanced approach to capital allocation, including reinvesting in our business, retiring all of our long-term debt, pursuing accretive acquisitions and returning excess capital to stockholders. In an effort to continue our commitment to drive long-term shareholder value we have accomplished the following in fiscal 2014 and fiscal 2015:

•
Quarterly cash dividend. In fiscal 2014, we paid dividends of $1.32 per share of Class A Common Stock, totaling approximately $148.8 million for the year. On March 24, June 23, September 22 and December 15, 2015 we made quarterly dividend payments of $0.36 per share of Class A Common Stock to stockholders of record on March 17, June 10, September 9 and December 3, 2015, respectively. Additionally, on February 23, 2016, our Board of Directors

approved a quarterly cash dividend to our stockholders of $0.37 per share of Class A Common Stock that will be paid on March 22, 2016 to stockholders of record at the close of business on March 8, 2016.

•
Share repurchase activity. In fiscal 2014, we repurchased 8.4 million shares of our Class A Common Stock at an average price per share of $39.50 for a total of $333.4 million. During the first three quarters of fiscal 2015, we repurchased 3.6 million shares of our Class A Common Stock at an average price per share of $41.95 for a total of $152.1 million. Between November 1, 2015 and December 1, 2015, we repurchased 0.3 million shares at an average price per share of $39.93 for a total of $12.7 million.

•
Strategic Capital Opportunities. In order to create more meaningful shareholder returns, as we evaluate investments in strategic opportunities, we target internal rates of return (“IRR”) in excess of 20% for whitespace store expansion and acquisitions.

Recent Developments
Potential Acquisitions
We have recently entered into an asset purchase agreement with an AT&T reseller and we expect to enter into another AT&T reseller acquisition, which together could result in the acquisition of 450 to 500 stores. If both acquisitions are consummated, all or a significant portion of the offering proceeds will be used to pay acquisition consideration. The acquisition under purchase agreement is subject to a number of closing conditions, and there are no assurances that we will be able to enter into a purchase agreement for the other reseller or complete either of these acquisitions.
Certain Preliminary Financial Results for the Fourth Quarter of Fiscal 2015
We are currently finalizing our financial results for the quarter and year ended January 30, 2016. Complete financial information is not available and will not be final until we complete our financial closing procedures. Based on information currently available, and in light of this offering, we are providing the preliminary estimates for the quarter and year ended January 30, 2016:

•
Total net sales for the fourth quarter are expected to be approximately $3.5 billion to $3.55 billion, which would reflect growth of 0.7% to 2.1% compared to the $3.48 billion in net sales in the fourth quarter of the prior year (4.5% to 6.0% in constant currency). Net sales in the quarter reflected 32 Video Game Brands stores opened (with 73 closed) and 213 Technology Brands stores opened or acquired (with 11 closed) and an expected 3.1% increase in comparable store sales.

•	Adjusted EBITDA for the fourth quarter is expected to be approximately the same or slightly higher than $434 million from the fourth quarter of 2014.

•
Earnings per share are expected to exceed the previously disclosed range of $2.19 to $2.25 per share for the fourth quarter of fiscal 2015, based on a diluted share count of approximately 105.0 million weighted average common shares outstanding. These results compared to earnings per share of $2.23 in the fourth quarter of the prior year, which included an $0.08 per share net benefit related to the closure of our operations in Spain and store impairments.

•	We had no borrowings outstanding under our ABL facility and we estimate that we had cash and cash equivalents of $450.0 million at period end.

These expected ranges are preliminary and may change. We have not finalized our normal quarterly and annual closing and review procedures for the quarter and year ending January 30, 2016, and there can be no assurance that final results for our fourth quarter or annual period will not differ from our expected results due to the completion of our final closing procedures, audit adjustments and other developments that may arise between the date of this offering memorandum and the time of completion of our financial results. These expected results could change materially and are not necessarily indicative of the results to be achieved for our fourth quarter or any future period.

The preliminary results included in this prospectus supplement have been prepared by, and are the responsibility of, our management. Deloitte & Touche LLP, our independent registered public accounting firm, has not audited, reviewed, compiled, or performed any procedures with respect to the preliminary financial data. Accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto.
As a result of the foregoing considerations and the other limitations described herein, investors are cautioned not to place undue reliance on this preliminary financial information. See “Risk Factors-Risks Relating to Our Business and Industry-There are material limitations with making estimates of our results for current or prior periods prior to the completion of our normal review procedures for such periods,” “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Summary Historical Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto included elsewhere in this offering memorandum.

Summary Historical Consolidated Financial and Operating Data
The following table provides a summary of our historical consolidated financial and operating data for the periods and at the dates indicated. The summary financial information presented below for the 52 weeks ended January 31, 2015, the 52 weeks ended February 1, 2014 and the 53 weeks ended February 2, 2013 and as of January 31, 2015 and February 1, 2014 has been derived from our audited consolidated financial statements included and incorporated by reference in this offering memorandum. The summary financial information presented below as of February 2, 2013 has been derived from our audited consolidated financial statements not included or incorporated by reference in this offering memorandum. The summary financial information presented below for the 39 weeks ended October 31, 2015 and for the 39 weeks ended November 1, 2014 and as of October 31, 2015 has been derived from our unaudited interim condensed consolidated financial statements included and incorporated by reference in this offering memorandum.
Our unaudited results of operations for the 52 weeks ended October 31, 2015 have been derived by summing our historical results for fiscal 2014 and our historical results for the 39 weeks ended October 31, 2015, then subtracting our historical results for the 39 weeks ended November 1, 2014 with no other adjustments. The unaudited as adjusted financial data presented below for the 52 weeks ended October 31, 2015 have been derived from our unaudited results of operations for the 52 weeks ended October 31, 2015, as determined above, and give effect to this offering. Our results of operations for the 39 weeks ended October 31, 2015 are not necessarily indicative of the results that may be expected for the full year.
For a detailed discussion of the historical information presented in the following table, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” You should read the following information in conjunction with, and such information is qualified in its entirety by reference to, our historical financial statements and the accompanying notes thereto included in this offering memorandum. The summary historical consolidated financial and operating data may not be indicative of future performance.

	52 weeks ended October 31, 2015	39 weeks ended October 31, 2015	39 weeks ended November 1, 2014	52 weeks ended January 31, 2015	52 weeks ended February 1, 2014	53 weeks ended February 2, 2013
	(unaudited)	(unaudited)	(unaudited)
	(dollars in millions)
Consolidated Statement of Operations:
Net sales	$9,314.9	$5,838.8	$5,819.9	$9,296.0	$9,039.5	$8,886.7
Cost of sales	6,463.4	3,963.7	4,020.4	6,520.1	6,378.4	6,235.2
Gross profit	2,851.5	1,875.1	1,799.5	2,775.9	2,661.1	2,651.5
Selling, general and administrative expenses	2,045.9	1,495.6	1,450.7	2,001.0	1,892.4	1,835.9
Depreciation and amortization	151.2	113.2	116.4	154.4	166.5	176.5
Goodwill impairments	-	-	-	-	10.2	627.0
Asset impairments and restructuring charges	2.2	-	-	2.2	18.5	53.7
Operating earnings (loss)	652.2	266.3	232.4	618.3	573.5	(41.6)
Interest expense, net	22.7	17.5	4.8	10.0	4.7	3.3
Earnings (loss) before income tax expense	629.5	248.8	227.6	608.3	568.8	(44.9)
Income tax expense	230.4	93.8	78.6	215.2	214.6	224.9
Net income (loss)	399.1	155.0	149.0	393.1	354.2	(269.8)
Net loss attributable to noncontrolling interests	-	-	-	-	-	0.1
Net income (loss) attributable to GameStop Corp.	$399.1	$155.0	$149.0	$393.1	$ 354.2	$ (269.7)

52 weeks ended October 31, 2015		39 weeks ended October 31, 2015	39 weeks ended November 1, 2014	52 weeks ended January 31, 2015	52 weeks ended February 1, 2014	53 weeks ended February 2, 2013
(unaudited)		(unaudited)	(unaudited)
(dollars in millions)
Operating Data:
Stores open at end of period	6,956	6,956	6,664	6,690	6,675	6,602
Same stores sales growth (1)	2.3%	5.0%	6.8%	3.4%	3.8%	(8.0)%

Financial Data:
Capital expenditures, net	$182.5	$129.4	$106.5	$159.6	$125.6	$139.6
Rent expense	395.6	295.8	299.8	399.6	391.0	394.7
Adjusted EBITDA (2)	839.4	405.5	364.6	798.5	790.8	837.6
Total debt (period end)	350.9	350.9	354.0	355.7	4.0	-

Ratio of total debt to adjusted EBITDA (2)	0.42x	0.87x	0.97x	0.45x	0.01x	0.00x

	October 31, 2015		November 1, 2014	January 31, 2015	February 1, 2014	February 2, 2013
	As Adjusted(3)	Actual
	(unaudited)
	(dollars in millions)
Balance Sheet Data:
Cash and cash equivalents	$580.2	$ 186.2	$ 374.0	$ 610.1	$ 536.2	$ 374.4
Working capital	516.7	122.7	292.3	422.8	223.6	295.6
Inventories	1,856.3	1,856.3	1,714.4	1,144.8	1,198.9	1,171.3
Total receivables, net	185.5	185.5	116.9	113.5	84.4	73.6
Total assets	5,229.0	4,835.0	4,641.6	4,246.3	4,091.4	3,872.2
Total debt	750.9	350.9	354.0	355.7	4.0	-
Total stockholders’ equity	1,941.6	1,941.6	2,008.6	2,067.7	2,251.4	2,286.3

52 weeks ended October 31, 2015
As Adjusted Financial Data (3):	(unaudited)
Ratio of as adjusted total debt (period end) to Adjusted EBITDA (2)	0.89x
Ratio of as adjusted total debt, net (period end) (4), to Adjusted EBITDA (2)	0.20x
Ratio of Adjusted EBITDA (2) to pro forma interest expense, net (5)	16.6x

(1)
Comparable store sales is a measure commonly used in the retail industry and indicates store performance by measuring the growth in sales for certain stores for a particular period over the corresponding period in the prior year. Our comparable store sales are comprised of sales from stores operating for at least 12 full months as well as sales related to our websites and sales we earn from sales of pre-owned merchandise to wholesalers or dealers. Comparable store sales for our international operating segments exclude the effect of changes in foreign currency exchange rates. Our Technology Brands stores are excluded from the calculation of comparable store sales. We do not consider comparable store sales to be a meaningful metric in evaluating the performance of our Technology Brands stores due to the frequently changing nature of revenue streams and commission structures associated with this segment of our business. The method of calculating comparable store sales varies across the retail industry. As a result, our method of calculating comparable store sales may not be the same as other retailers’ methods. We believe our calculation of comparable store sales best represents our strategy as a multichannel retailer who provides its consumers several ways to access its products.

(2)
Adjusted EBITDA is not a financial measure presented in accordance with GAAP. We believe that the presentation of this non-GAAP financial measure provides useful information to investors in assessing our financial condition and results of operations. We define adjusted EBITDA as income (loss) before income taxes, plus interest expense, net, depreciation and amortization, stock-based compensation, non-recurring and certain other charges and credits, including goodwill impairments, and asset impairments and restructuring charges. Income (loss) before income taxes is the GAAP financial measure most directly comparable to adjusted EBITDA. Our non-GAAP financial measure should not be considered as an alternative to the most directly comparable GAAP financial measure. Furthermore, this non-GAAP financial measure has limitations as an analytical tool because it excludes some but not all items that affect the most directly comparable GAAP financial measure. Some of these limitations include:

•	certain items excluded from adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure;

•	adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	our computations of adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

We compensate for the limitations of adjusted EBITDA as an analytical tool by reviewing the comparable GAAP financial measure, understanding the differences between the financial measures and incorporating these data points into our decision-making process. Adjusted EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Because adjusted EBITDA may be defined differently by other companies in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The following table provides a reconciliation of adjusted EBITDA to income (loss) before income taxes for the periods specified below.

	52 weeks ended October 31, 2015	39 weeks ended October 31, 2015	39 weeks ended November 1, 2014	52 weeks ended January 31, 2015	52 weeks ended February 1, 2014	53 weeks ended February 2, 2013
	(dollars in millions)
Income (loss) before income taxes	629.5	$248.8	$227.6	$608.3	$568.8	$ (44.9)
Plus:
Interest expense, net	22.7	17.5	4.8	10.0	4.7	3.3
Depreciation and amortization	153.0	114.5	118.0	156.5	169.2	178.9
Stock-based compensation	32.0	24.7	14.2	21.5	19.4	19.6
Goodwill impairments	-	-	-	-	10.2	627.0
Asset impairments and restructuring charges	2.2	-	-	2.2	18.5	53.7
Adjusted EBITDA	$839.4	$405.5	$364.6	$798.5	$790.8	$837.6

(3)	As adjusted to reflect this offering.

(4)	Total debt, net is total debt less cash and cash equivalents.

(5)	Gives effect to this offering of notes at an assumed interest rate.

Legal Proceedings
Certain of our French subsidiaries have been under audit by the FTA for fiscal years 2008 through 2012.  We received a tax reassessment notice on December 23, 2015, pursuant to which the FTA asserted that the French subsidiaries were ineligible to claim certain tax deductions from November 4, 2008, through January 31, 2010, resulting in a potential additional tax charge of approximately €23,000,000.  We may receive additional tax reassessments in material amounts for subsequent fiscal years, including those years currently under audit. We filed a response to the reassessment notice on February 19, 2016, and we intend to vigorously contest the reassessment through administrative procedures.  If we are unable to resolve this matter through administrative remedies at the FTA, we plan to pursue judicial remedies. We believe our tax positions will be sustained and have not taken a reserve for any potential adjustment based on the reassessment.  If we were not to prevail, then the adjustment to our income tax provision could be material.